UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2007
LEAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI		48033
(Address of principal executive offices)		(Zip Code)
(248) 447-1500
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 — Other Events
On June 22, 2007, Lear Corporation (“Lear”) issued a press release announcing that it has rescheduled its 2007 annual meeting of stockholders (the “Annual Meeting”) to July 12, 2007 to allow stockholders sufficient time to evaluate Lear’s response to recent criticisms of the proposed merger with American Real Estate Partners, L.P., an affiliate of Carl C. Icahn. The Annual Meeting, originally scheduled for June 27, 2007, is now scheduled to be held on July 12, 2007 at 10:00 a.m., Eastern Time at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801. Lear will continue to solicit proxies between now and the Annual Meeting. The record date for stockholders entitled to vote on the merger proposal and other such matters that may considered at the Annual Meeting remains May 14, 2007.
The press release attaches a letter to Lear’s stockholders from the members of an independent Special Committee of the Board of Directors of Lear Corporation, on behalf of the full Board. The letter reviews the major reasons why the Board strongly recommends a vote in favor of the merger proposal and addresses certain statements by opponents of the transaction that Lear believes are inaccurate. A copy of the press release (with attached letter) is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01 — Financial Statements and Exhibits
     (c) Exhibits

99.1	Press Release of Lear Corporation, issued June 22, 2007, attaching a letter to Lear’s stockholders from the members of an independent Special Committee of the company’s Board of Directors, on behalf of the full Board.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEAR CORPORATION, a Delaware corporation
Date: June 22, 2007	By:	/s/ Daniel A. Ninivaggi
		Name:	Daniel A. Ninivaggi
		Title:	Executive Vice President, General Counsel and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Lear Corporation, issued June 22, 2007, attaching a letter to Lear’s stockholders from the members of an independent Special Committee of the company’s Board of Directors, on behalf of the full Board.